ALLIED LIFE FINANCIAL CORPORATION

                              SHORT TERM MANAGEMENT
                                 INCENTIVE PLAN

1.       PURPOSE

         This ALLIED Life Financial Corporation Short Term Management Incentive Plan (the "Plan") is effective January 1, 1997.

         The purpose of this Plan is to encourage outstanding performance by certain key employees of ALLIED Life Insurance Company in the attainment of annual financial and operating goals of ALLIED Life Financial Corporation, Inc. ("ALFC") and its subsidiaries (collectively "ALLIED Life").

2.       DEFINITIONS

         The capitalized terms used throughout the Plan have the following meaning:

         (a) "Base Salary" is the annualized weekly base pay of the Participant in effect as of December 31 of the Plan year.

         (b) "Committee" shall mean the Compensation Committee of the Board of Directors of ALFC.

         (c) "Discretionary Award" is the increment above the Guaranteed Award which is awarded to a Participant based on the discretion of the Committee. This amount combined with the Guaranteed Award cannot exceed 150% of the Participant's Eligible Individual Award.

         (d) "Eligible Award Percentage" is that percentage amount set forth on Exhibit B which shows the direct numeric relationship associated with the attainment of Threshold, Goal, or Maximum performance, and it is used in determining potential Eligible Tier Awards. The Eligible Award Percentage is calculated as follows:

         Example Calculation for Eligible Award Percentage for EPS for a Participant in Tier B

         Step 1: Compare actual EPS results for the fiscal year (if the actual EPS results for the fiscal year do not meet the Threshold, then the Eligible Award Percentage is 0, and no further calculations are necessary) to the highest goal specified in Exhibit A that it exceeds (in this example, assume the actual EPS results are $2.00)

                           $0.05 = $2.00 - $1.95
                                   (Threshold)

         Step 2: Interpolate between the Threshold and Goal (or between the Goal and Maximum as the case may be) to determine what percentage the Participant is above the Threshold or Goal. There is no need to interpolate if the Maximum has been exceeded. In this example, $0.05 is 50% between Threshold ($1.95) and Goal ($2.05).

                                    50% = $0.05 / ($2.05 - $1.95)

         Step 3: Take the eligible award percentage for EPS from Exhibit B for the Participant's particular tier category and for the goal level that has been attained (e.g., Threshold or Goal) and interpolate based on 50% attainment. The eligible award percentages for EPS in Tier B on Exhibit B are 15% for Threshold and 30% for Goal.

                                    22.5% = ((30% - 15%) x 50%) + 15%

         In this example, 18% is the Eligible Award Percentage for EPS for a Participant in Tier B.

         The same process is used to compute the Eligible Award Percentage for Growth.
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

         (e) "Eligible Individual Award" is the award potential for a Participant based on EPS and Growth results. Eligible Individual Award is the sum of (i) the Eligible Award Percentage for EPS multiplied by the Base Salary for the Participant and (ii) the Eligible Award Percentage for Growth multiplied by the Base Salary for the Participant. The Eligible Individual Award is the base used to determine the Guaranteed Award and the Discretionary Award.

         (f) "Eligible Tier Award" is the award potential for a tier based on EPS and Growth results. Eligible Tier Award is the sum of all Eligible Individual Awards for all of the Participants in a particular tier.

         (g) "EPS" is ALFC consolidated fully diluted operating earnings per share computed in accordance with generally accepted accounting principles ("GAAP"). EPS excludes realized investment gains and losses net of excess deferred policy acquisition costs ("DPAC") amortization and net of income taxes.

         (h) "Goal" is the expected level of performance used to establish targeted awards as approved by the Committee.

         (i) "Growth" is a performance indicator and is the increase in revenue from the prior year stated in terms of a percentage increase or dollar target. Revenue for ALFC is expressed as GAAP insurance revenues plus 2% first year annuity premiums less single premium income annuities.

         (j) "Guaranteed Award" is guaranteed to Participants and is 75% of their Eligible Individual Award.

         (k) "Maximum" is the level of performance at which the maximum eligible award could be made.

         (l) "Participant" is a key employee recommended by the Chairman of ALFC and approved by the Committee to participate in this Plan.

         (m) "Threshold" is the minimum level of performance that will warrant an award. No award will be made for performance under the Threshold.

3.       PARTICIPATION AND TIERS

         Participation in the Plan is tiered by responsibility level and the short-term impact of the management position.

                                    Responsibility Levels

         Tier A            President
         Tier B            Primary Vice Presidents
         Tier C            Other Vice Presidents
         Tier D            Key Managers

         A participation list specifying the Participants in each tier shall be approved by the Committee prior to each fiscal year. The Committee may amend such list from time to time to add or delete Participants.

         Each tier level of participation will have varying award opportunity at the Threshold, Goal, and Maximum performance levels for each of the performance indicators.

4.       PERFORMANCE INDICATORS

         Two performance indicators, EPS and Growth, will be used to measure the success of ALLIED Life and the level of bonus to be paid under this Plan. The Threshold for EPS must be attained before any award will be made based on Growth, which is the second performance indicator.

5.       AWARDS

         (a) A Participant may receive an Eligible Individual Award under the Plan. No award will be made for performance that does not meet the Threshold goal for EPS. Upon meeting the Threshold goal for EPS, a Participant will receive a Guaranteed Award. Depending on the determination of the Committee, a Participant may or may not receive a Discretionary Award. A Participant's total award is the sum of the Guaranteed Award and the Discretionary Award. The Discretionary Award combined with the Guaranteed Award cannot exceed 150% of the Participant's Eligible Individual Award.

         (b) Total awards made to all of the Participants in a particular tier shall not exceed 100% of the Eligible Tier Award, but the total awards for a particular tier may be less than the Eligible Tier Award. Notwithstanding the foregoing, if the Committee determines that a Participant has shown extraordinary performance in a calendar year, the Committee may exceed the Eligible Tier Award in order to increase the Discretionary Award for the Participant showing such extraordinary performance.
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

         (c) In the event a Participant does not meet the Threshold goal for EPS, the Committee may in unusual or extraordinary circumstances award the Participant a special award under the Plan. This paragraph may only be invoked by the Committee in rare and extreme situations.

6.       PRORATED AWARDS

         Employees who become eligible for participation in this Plan after the beginning of the Plan year may receive a prorated award based on the time the employee was a Participant and based on active time employed during the Plan year. Prorated awards will be calculated by determining the number of calendar weeks that a Participant has been eligible for a tier and dividing that number by the calendar weeks in that Plan year.

7.       DEATH, DISABILITY, OR RETIREMENT

         In the event that a Participant dies, becomes disabled, or retires due to age in accordance with ALLIED Life policy, a prorated award will be made based on active time employed as a Participant during the Plan year.

8.       PLAN YEAR

         The Plan year will be ALFC's fiscal year.

9.       TRANSFERABILITY

         A Participant may not sell, pledge, donate, or otherwise assign any interest in this Plan.

10.      EMPLOYMENT

         Nothing in this Plan confers upon a Participant any right to continued employment or interferes with or limits in any way ALLIED Life's right to terminate the employment of a Participant at any time.

11.      TERMINATION OF EMPLOYMENT

         If a Participant terminates employment or is terminated by ALLIED Life for any reason other than death, disability, or retirement due to age in accordance with ALLIED Life's policy, and if such termination date is prior to the payment date of an award under the Plan, any right to an award under this Plan is forfeited.



12.      PLAN AMENDMENT OR TERMINATION

         The Committee may amend or terminate the Plan at any time. Participants will be notified of such action as soon as it is practical to do so.

         In the event of any change in the corporate structure of ALFC affecting the goals set forth in Exhibit A or the eligible award percentages set forth in Exhibit B, and where such change in corporate structure would adversely affect a Participant, the Committee may adjust or amend the Plan so as not to disadvantage a Participant. In the event that a change in accounting rules or procedures would affect the goals set forth in Exhibit A or the eligible award percentages set forth in Exhibit B, and where such change in accounting rules or procedures would adversely affect or create a windfall for a Participant, the Committee may adjust or amend the Plan.

13.      ADMINISTRATION

         All matters pertaining to the administration of this Plan will be the responsibility of the Committee, and any decisions of the Committee shall be conclusive and binding. This includes all matters of interpretation, areas not specified in the Plan, and any other issues that may affect the Plan.

14.      GOVERNING LAW

         The Plan will be administered, enforced, construed, and interpreted in accordance with the laws of the State of Iowa.

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


                                             EXHIBIT A


                                                GOALS
                                       Threshold                    Goal                     Maximum

EPS                                     $2.00                      $2.10                     $2.20

GROWTH                                    12%                        15%                       18%



                                            EXHIBIT B


                                     ELIGIBLE AWARD PERCENTAGES

                                     Threshold          Goal             Maximum           Weight

Tier A - President:

EPS                                      19%               38%               56%              75%
Growth                                    6%               12%               19%              25%
      Total                              25%               50%               75%             100%


Tier B - Primary Vice Presidents:

EPS                                      15%               30%               45%              75%
Growth                                    5%               10%               15%              25%
      Total                              20%               40%               60%             100%

Tier C - Other Vice Presidents

EPS                                      12%               24%               36%              75%
Growth                                    4%                8%               12%              25%
      Total                              16%               32%               48%             100%

Tier D - Key Managers

EPS                                       3%              4.5%                6%              75%
Growth                                    1%              1.5%                2%              25%
      Total                               4%                6%                8%             100%
                                       86